UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 27, 2015

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 27, 2015, Black Box Corporation (the “Company”) issued a press release announcing financial results for the fiscal quarter ended September 26, 2015. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 2.06 Material Impairments.
During the second quarter of the fiscal year ended March 31, 2016 (“Fiscal 2016”) and in connection with its recent downward adjustment to revenue and profitability outlook for Fiscal 2016 communicated on July 28, 2015 (the most recent earnings conference call), the Company conducted an interim goodwill assessment to determine whether such assets were recoverable as of June 27, 2015. Such assessment revealed that the carrying value of its reporting units exceeded the fair value of its reporting units thus the Company proceeded to the second step of the goodwill impairment assessment.
The Company, after consultation by Management with the Audit Committee of the Company's Board of Directors, recorded a non-cash, pre-tax goodwill impairment loss of $157.3 million, (consisting of $25.2 million, $119.5 million, $5.3 million and $7.2 million in its North America Products, North America Services, International Products and International Services reporting units, respectively) during the second quarter of Fiscal 2016 as a result of its interim goodwill assessment conducted as of June 27, 2015. In determining the impairment loss, the implied fair value of the reporting unit goodwill was compared to the carrying amount of the goodwill. The implied fair value of reporting unit goodwill was determined as the residual between the fair value of the reporting unit and the fair value of its assets (including any unrecognized intangible assets) and liabilities as of the interim goodwill assessment date. The impairment charge did not impact the Company's business operations, compliance with debt covenants or future cash flows nor did it result in any cash expenditures.
The primary factors contributing to the goodwill impairment loss in North America Services were lower projected revenue and profit in Fiscal 2016 and the corresponding impact in periods beyond Fiscal 2016 and a historically high weighted-average cost of capital. North America Services revenues are lower relative to recent historical amounts due to a slower than anticipated ramp up of the new sales organization in the Company's core commercial services business and continued deferments of award and task order funding in the Company's federal business, partially offset by continued growth in the Company's Solutions Practices and large managed service contract. North America Services profits continue to be challenged by competitive pricing pressures and current period investments for the operations initiative and infrastructure which the Company believes will enable it to grow revenue and profits more efficiently beyond Fiscal 2016. North America weighted-average cost of capital was at a historical high primarily driven by a significant increase in the size premium within the cost of equity as a result of a decrease in the Company's market capitalization below $300 million. The primary factors contributing to the goodwill impairment loss in North America Products, International Products and International Services were the historically high weighted-average cost of capital noted above and, to a lesser extent, lower than expected projected profits.
Cautionary Forward-Looking Statements
When included in this Form 8-K, the words "expects," "believes" and "anticipates" and analogous expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, such risks and uncertainties may include, among others, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs and other initiatives, successful marketing of the Company's product and services offerings, successful implementation of the Company's integration initiatives, successful implementation of the Company's government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company's arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015. These forwardlooking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Form 8-K. The Company expressly disclaims any obligation or undertaking to release publicly any updates or any changes in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.     Description
99.1        Press Release dated October 27, 2015
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLACK BOX CORPORATION
Date: October 27, 2015
/s/ TIMOTHY C. HUFFMYER
Timothy C. Huffmyer
Vice President, Chief Financial Officer
and Treasurer (Principal Accounting Officer)

Exhibit Index
Exhibit No.     Description
99.1        Press Release dated October 27, 2015

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